PRESS RELEASE – FOR IMMEDIATE RELEASE
OMEGA ANNOUNCES FIRST QUARTER 2018 FINANCIAL RESULTS
CONTINUES STRATEGIC ASSET REPOSITIONING

HUNT VALLEY, MARYLAND – May 7, 2018 – Omega Healthcare Investors, Inc. (NYSE:OHI) (the "Company" or "Omega") today announced its results of operations for the three-month period ended March 31, 2018.  The Company reported for the three-month period ended March 31, 2018 net income of $87.9 million or $0.42 per common share. The Company also reported Funds From Operations ("FFO") for the quarter of $148.0 million or $0.71 per common share, Adjusted Funds From Operations ("AFFO" or "Adjusted FFO") of $161.3 million or $0.78 per common share, and Funds Available For Distribution ("FAD") of $143.8 million.
FFO for the first quarter of 2018 includes $7.8 million in provisions for uncollectible accounts, $4.1 million of non-cash stock-based compensation expense, $2.0 million for a purchase option buyout and $0.6 million of unrealized gain on warrants (Adjusted FFO excludes those four items).  FFO, AFFO and FAD are non-GAAP financial measures.  For more information regarding these non-GAAP measures, see the "Funds From Operations" schedule.

GAAP NET INCOME

For the three-month period ended March 31, 2018, the Company reported net income of $87.9 million, or $0.42 per common share, on operating revenues of $220.2 million.  This compares to net income of $109.1 million, or $0.53 per common share, on operating revenues of $231.7 million, for the same period in 2017.
The decrease in net income for the three-month period ended March 31, 2018 compared to the prior year was primarily due to a $16.2 million reduction in revenue associated with the Orianna Health Systems ("Orianna" and f/k/a ARK) portfolio, a favorable $10.4 million contractual settlement recorded in the first quarter of 2017, $5.4 million in increased provisions for uncollectible accounts, a $3.6 million increase in general and administrative expenses and $3.0 million in increased interest expense.  This decrease in net income was partially offset by $10.1 million in increased gains on the sale of assets and a $2.7 million decrease in impairments on real estate assets.

CEO COMMENTS

Taylor Pickett, Omega's Chief Executive Officer, stated, "We continue to make good progress in our strategic asset repositioning activities and I expect that those efforts will be largely completed during 2018.  In addition, with the impending completion of Signature's consensual restructuring, we will have resolved the uncertainty associated with that operator and our investment in those assets."  Mr. Pickett added, "Orianna recommenced partial rent payments in April as required by our restructuring support agreement and we expect to have further clarity in the near future regarding our efforts to transfer a significant portion of that portfolio."

2018 RECENT DEVELOPMENTS AND FIRST QUARTER HIGHLIGHTS

In Q2 2018, the Company…

•	declared a $0.66 per share quarterly common stock dividend rate.

In Q1 2018, the Company…

•	sold 14 facilities and had 3 mortgage loans repaid, totaling $98.4 million in net cash proceeds.
•	invested $38 million in capital renovation and construction-in-progress projects.
•	completed $30 million in new investments.
•	increased its quarterly common stock dividend rate to $0.66 per share.

FIRST QUARTER 2018 RESULTS

Operating Revenues and Expenses – Operating revenues for the three-month period ended March 31, 2018 totaled $220.2 million, which included $17.4 million of non-cash revenue.
Operating expenses for the three-month period ended March 31, 2018 totaled $99.6 million and consisted of $70.4 million of depreciation and amortization expense, $12.4 million of general and administrative expense, $7.8 million in provisions for uncollectible accounts, $4.9 million of impairments on real estate properties and $4.1 million of stock-based compensation expense.  The $12.4 million of general and administrative expense included $2.0 million related to the buyout of an in-the-money purchase option from an unrelated third party.  For more information on impairment and provision charges, see the Asset Impairment and Disposition section below.
Other Income and Expense – Other income and expense for the three-month period ended March 31, 2018 was a net expense of $49.6 million, primarily consisting of $48.0 million of interest expense and $2.2 million of amortized deferred financing costs.
Funds From Operations – For the three-month period ended March 31, 2018, FFO was $148.0 million, or $0.71 per common share on 208 million weighted-average common shares outstanding, compared to $181.0 million, or $0.88 per common share on 206 million weighted-average common shares outstanding, for the same period in 2017.
The $148.0 million of FFO for the three-month period ended March 31, 2018 includes the impact of $7.8 million in provisions for uncollectible accounts, $4.1 million of non-cash stock-based compensation expense, a $2.0 million purchase option buyout, and $0.6 million in unrealized gain on warrants.  Omega received warrants to purchase Genesis common stock in December 2017 and March 2018 in connection with its Genesis master lease and term loan amendments.
The $181.0 million of FFO for the three-month period ended March 31, 2017 includes the impact of $3.7 million of non-cash stock-based compensation expense and $2.4 million in provisions for uncollectible accounts, offset by a $10.4 million non-cash contractual settlement.
Adjusted FFO was $161.3 million, or $0.78 per common share, for the three-month period ended March 31, 2018, compared to $176.7 million, or $0.86 per common share, for the same period in 2017.  For further information see the "Funds From Operations" schedule.

FINANCING ACTIVITIES

Equity Shelf Program and Dividend Reinvestment and Common Stock Purchase Plan – During the three-month period ended March 31, 2018, the Company sold 0.2 million shares of its common stock generating $4.9 million of gross proceeds.  The following table outlines shares of the Company's common stock issued under its Equity Shelf Program and its Dividend Reinvestment and Common Stock Purchase Plan in 2018:
(in thousands, except price per share)	Equity Shelf (At-the-Market) Program	Dividend Reinvestment and Common Stock Purchase Plan
	Q1 2018
Number of shares	—	189
Average price per share	$—	$25.87
Gross proceeds	$—	$4,886

2018 FIRST QUARTER PORTFOLIO ACTIVITY

Portfolio Activity
Genesis Healthcare – On March 6, 2018, the Company amended certain terms of its $48.0 million secured term loan with Genesis Healthcare, Inc. ("Genesis") and provided Genesis an additional $16.0 million secured term loan bearing interest at a fixed rate of 10% per annum, of which 5% per annum will be paid-in-kind and matures on July 29, 2020.
In connection with the Genesis master lease and term loan amendments, in December 2017 and March 2018, respectively, the Company received warrants to purchase 1.5 million shares of Genesis common stock.  In December 2017, Genesis issued the Company a stock warrant to purchase 900,000 shares of its common stock at an exercise price of $1.00 per share, exercisable beginning August 2018 and ending December 2022.  On March 6, 2018, Genesis issued the Company a stock warrant to purchase 600,000 shares of its common stock at an exercise price of $1.33 per share, exercisable beginning September 2018 and ending March 2023. For the three month period ended March 31, 2018, the Company recorded $581 thousand of other income resulting from mark-to-market gains on the warrants.
Maplewood – During the first quarter of 2018, the Company paid Maplewood Real Estate Holdings, LLC ("Maplewood"), an existing operator, approximately $50 million in exchange for a reduction of Maplewood's participation in an in-the-money purchase option.  As a result, the Company recorded a lease inducement of approximately $28 million that will be amortized as a reduction to rental income over the remaining term of the lease.  The remaining $22 million was recorded as a reduction to the initial contingent liability reported in Accrued expenses and other liabilities on the Company's Consolidated Balance Sheets.
$68 Million of New Investments in Q1 2018 – In Q1 2018, the Company completed approximately $30 million of new investments and $38 million in capital renovations and new construction consisting of the following:
$13 Million Acquisition – On February 28, 2018, the Company acquired one skilled nursing facility ("SNF") for approximately $13.2 million from an unrelated third party.  The 130 bed facility located in Virginia was added to an existing operator's master lease with an initial annual cash yield of 9.5% with 2.5% annual escalators.
$7 Million Acquisition – On March 1, 2018, the Company acquired one SNF for approximately $7.4 million from an unrelated third party.  The 66 bed facility located in Pennsylvania was added to an existing operator's master lease with an initial cash yield of 9.5% with 2.5% annual escalators.
$6 Million Acquisition – On March 1, 2018, the Company acquired one care home facility (similar to assisted living facilities in the United States) located in the United Kingdom ("UK") from an unrelated third party for approximately $5.5 million.  The 40 bed facility was added to an existing operator's master lease with an initial annual cash yield of 8.5% with 2.5% annual escalators.
$4 Million Acquisition – On February 15, 2018, the Company acquired one care home facility in the UK from an unrelated third party for approximately $3.6 million.  The 30 bed facility was added to an existing operator's master lease with an initial annual cash yield of 8.5% with 2.5% annual escalators.
$38 Million Capital Renovation Projects – In addition to the new investments outlined above, in Q1 2018, the Company invested $38.0 million under its capital renovation and construction-in-progress programs.

ASSET IMPAIRMENTS AND DISPOSITIONS

During the first quarter of 2018, the Company sold 14 facilities for approximately $74.0 million in net cash proceeds, recognizing a gain of approximately $17.5 million.  The Company also received $24.4 million for final payment on three mortgage loans.  In addition, the Company recorded approximately $7.8 million of provisions for uncollectible accounts related to the write-off of straight-line receivables resulting from the transfer of 15 facilities to new operators within Omega's portfolio.
During the first quarter, the Company recorded approximately $4.9 million of impairments on real estate properties to reduce the net book values of 17 facilities to their estimated fair values or expected selling prices.  As of March 31, 2018, the Company had 33 facilities classified as assets held for sale totaling $143.4 million.  The Company expects to sell these facilities over the next few quarters.
As part of its ongoing strategic asset repositioning program, in addition to the $143 million of assets held for sale, the Company is evaluating an additional $125+ million of potential disposition opportunities within its portfolio and may incur additional impairments or potential losses on the dispositions.

DIVIDENDS

On April 13, 2018, the Board of Directors declared a common stock dividend of $0.66 per share, to be paid May 15, 2018 to common stockholders of record on April 30, 2018.

2018 ADJUSTED FFO GUIDANCE AFFIRMED
The Company affirmed its 2018 Adjusted FFO guidance of $2.96 to $3.06 per diluted share.

Bob Stephenson, Omega's CFO commented, "Our better than expected first quarter results largely reflect the timing of new investments and asset sales.  A number of planned asset sales were completed later in the quarter than originally assumed.  Accordingly,  we are reaffirming our previously issued guidance for 2018 annual AFFO and FAD."  Mr. Stephenson continued, "As I stated in February; we expanded our guidance range for this year as the timing of asset sales and the redeployment of capital from those sales, as well as the timing of the ultimate resolution of the Orianna portfolio through the bankruptcy process may significantly impact our results."  Mr. Stephenson concluded, "Our asset sales and approximately $275 million of potential asset dispositions are on track to be completed over the next several months.  We expect to redeploy most of the capital from the sales by year end; although the actual timing may vary."
The following table presents a reconciliation of Omega's guidance regarding Adjusted FFO to projected GAAP earnings.
2018 Annual Adjusted FFO Guidance Range (per diluted common share)
Full Year
Net Income	$1.48 - $1.58
Depreciation	1.40
Gain on assets sold	(0.08)
Real estate impairment	0.03
FFO	$2.83 - $2.93
Adjustments:
Unrealized gain on warrants	0.00
Purchase option buyout	0.01
Provision for uncollectible accounts	0.04
Stock-based compensation expense	0.08
Adjusted FFO	$2.96 - $3.06
Note: All per share numbers rounded to 2 decimals.

The Company's Adjusted FFO guidance for 2018 reflects the impact of approximately $100 million of planned capital renovation projects (of which $38 million was completed in Q1), $98 million of assets sold and mortgages repaid in Q1 2018, the sale of $143 million of assets held for sale, approximately $125 million of potential divestitures and the redeployment of capital from asset sales.  It assumes the Company will not be recording revenue related to its Orianna portfolio for the majority of 2018.  It also excludes the impact of gains and losses from the sale of assets, certain revenue and expense items, interest refinancing expense, capital transactions, acquisition costs, and additional provisions for uncollectible accounts, if any.  The Company may, from time to time, update its publicly announced Adjusted FFO guidance, but it is not obligated to do so.
The Company's guidance is based on a number of assumptions, which are subject to change and many of which are outside the Company's control.  If actual results vary from these assumptions, the Company's expectations may change.  Without limiting the generality of the foregoing, the timing and completion of acquisitions, divestitures, capital and financing transactions, and variations in stock-based compensation expense may cause actual results to vary materially from our current expectations. There can be no assurance that the Company will achieve its projected results.

CONFERENCE CALL
The Company will be conducting a conference call on Tuesday, May 8, 2018 at 10 a.m. Eastern to review the Company's 2018 first quarter results and current developments.  Analysts and investors within the United States interested in participating are invited to call (877) 511-2891.  The Canadian toll-free dial-in number is (855) 669-9657.  All other international participants can use the dial-in number (412) 902-4140.  Ask the operator to be connected to the "Omega Healthcare's First Quarter 2018 Earnings Call."
To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the "earnings call" icon on the Company's home page.  Webcast replays of the call will be available on the Company's website for two weeks following the call.
*   *   *   *   *   *
Omega is a real estate investment trust that invests in the long-term healthcare industry, primarily in skilled nursing and assisted living facilities.  Its portfolio of assets is operated by a diverse group of healthcare companies, predominantly in a triple-net lease structure.  The assets span all regions within the US, as well as in the UK.

FOR FURTHER INFORMATION, CONTACT
Matthew Gourmand, SVP, Investor Relations
or
Bob Stephenson, CFO at (410) 427-1700
________________________
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Omega's or its tenants', operators', borrowers' or managers' expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, facility transitions, growth opportunities, expected lease income, continued qualification as a REIT, plans and objectives of management for future operations and statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will" and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from Omega's expectations. Omega does not undertake a duty to update these forward-looking statements, which speak only as of the date on which they are made.
Omega's actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega's properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector; (iii) changes in the financial position of Omega's operators; (iv) the ability of any of Omega's operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega's mortgages and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) changes in Omega's credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) Omega's ability to maintain its status as a REIT; (ix) Omega's ability to sell assets held for sale or complete potential asset sales on a timely basis and on terms that allow Omega to realize the carrying value of these assets; (x) Omega's ability to re-lease, otherwise transition or sell underperforming assets on a timely basis and on terms that allow Omega to realize the carrying value of these assets; (xi) the effect of economic and market conditions generally, and particularly in the healthcare industry; (xii) the potential impact of changes in the SNF and assisted living facility ("ALF") market or local real estate conditions on the Company's ability to dispose of assets held for sale for the anticipated proceeds or on a timely basis, or to redeploy the proceeds therefrom on favorable terms; (xiii) changes in interest rates; (xiv) changes in tax laws and regulations affecting REITs; and (xv) other factors identified in Omega's filings with the Securities and Exchange Commission. Statements regarding future events and developments and Omega's future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward looking statements. Omega undertakes no obligation to update any forward-looking statements contained in this announcement.

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	March 31,	December 31,
	2018	2017
	(Unaudited)
ASSETS
Real estate properties
Real estate investments	$7,611,038	$7,655,960
Less accumulated depreciation	(1,420,332)	(1,376,828)
Real estate investments – net	6,190,706	6,279,132
Investments in direct financing leases – net	364,932	364,965
Mortgage notes receivable – net	653,319	671,232
	7,208,957	7,315,329
Other investments – net	322,249	276,342
Investment in unconsolidated joint venture	34,673	36,516
Assets held for sale – net	143,419	86,699
Total investments	7,709,298	7,714,886

Cash and cash equivalents	71,231	85,937
Restricted cash	7,868	10,871
Accounts receivable – net	319,713	279,334
Goodwill	645,214	644,690
Other assets	39,305	37,587
Total assets	$8,792,629	$8,773,305

LIABILITIES AND EQUITY
Revolving line of credit	$355,000	$290,000
Term loans – net	910,019	904,670
Secured borrowings – net	52,775	53,098
Unsecured borrowings – net	3,325,885	3,324,390
Accrued expenses and other liabilities	262,573	295,142
Deferred income taxes	15,977	17,747
Total liabilities	4,922,229	4,885,047

Equity:
Common stock $.10 par value authorized – 350,000 shares, issued and outstanding – 198,595 shares as of March 31, 2018 and 198,309 as of December 31, 2017	19,859	19,831
Common stock – additional paid-in capital	4,943,600	4,936,302
Cumulative net earnings	1,933,153	1,839,356
Cumulative dividends	(3,341,765)	(3,210,248)
Accumulated other comprehensive loss	(16,399)	(30,150)
Total stockholders' equity	3,538,448	3,555,091
Noncontrolling interest	331,952	333,167
Total equity	3,870,400	3,888,258
Total liabilities and equity	$8,792,629	$8,773,305

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED INCOME STATEMENTS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2018	2017
Revenue
Rental income	$193,949	$192,537
Income from direct financing leases	613	15,646
Mortgage interest income	16,579	15,956
Other investment income	8,527	6,914
Miscellaneous income	531	691
Total operating revenues	220,199	231,744

Expenses
Depreciation and amortization	70,361	69,993
General and administrative	12,419	8,780
Stock-based compensation	4,056	3,744
Acquisition costs	-	(41)
Impairment loss on real estate properties	4,914	7,638
Provision for uncollectible accounts	7,814	2,404
Total operating expenses	99,564	92,518

Income before other income and expense	120,635	139,226
Other income (expense)
Interest income and other – net	585	4
Interest expense	(48,011)	(45,041)
Interest – amortization of deferred financing costs	(2,243)	(2,502)
Contractual settlement	-	10,412
Realized gain on foreign exchange	59	61
Total other expense	(49,610)	(37,066)

Income before gain on assets sold	71,025	102,160
Gain on assets sold – net	17,500	7,420
Income from continuing operations	88,525	109,580
Income tax expense	(543)	(1,100)
(Loss) income from unconsolidated joint venture	(49)	632
Net income	87,933	109,112
Net income attributable to noncontrolling interest	(3,713)	(4,672)
Net income available to common stockholders	$84,220	$104,440

Income per common share available to common stockholders:
Basic:
Net income available to common stockholders	$0.42	$0.53
Diluted:
Net income	$0.42	$0.53

Dividends declared per common share	$0.66	$0.62

Weighted-average shares outstanding, basic	198,911	197,013
Weighted-average shares outstanding, diluted	207,816	206,174

OMEGA HEALTHCARE INVESTORS, INC.
FUNDS FROM OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2018	2017

Net income	$87,933	$109,112
Deduct gain from real estate dispositions	(17,500)	(7,420)
Sub – total	70,433	101,692
Elimination of non-cash items included in net income:
Depreciation and amortization	70,361	69,993
Depreciation - unconsolidated joint venture	1,657	1,658
Add back non-cash provision for impairments on real estate properties	4,914	7,638
Add back non-cash provision for impairments on real estate properties of unconsolidated joint venture	608	—
Funds from operations ("FFO")	$147,973	$180,981

Weighted-average common shares outstanding, basic	198,911	197,013
Restricted stock and PRSUs	136	347
Omega OP Units	8,769	8,814
Weighted-average common shares outstanding, diluted	207,816	206,174

Funds from operations available per share	$0.71	$0.88

Adjustments to calculate adjusted funds from operations:
Funds from operations	$147,973	$180,981
Deduct unrealized gain on warrants	(581)	—
Deduct contractual settlement	—	(10,412)
Deduct acquisition costs	—	(41)
Add back one-time buy-out of purchase option	2,000	—
Add back provision for uncollectible accounts	7,814	2,404
Add back non-cash stock-based compensation expense	4,056	3,744
Adjusted funds from operations ("AFFO")	$161,262	$176,676

Adjustments to calculate funds available for distribution:
Non-cash interest expense	$2,216	$2,810
Capitalized interest	(2,296)	(1,989)
Non-cash revenues	(17,380)	(18,129)
Funds available for distribution ("FAD")	$143,802	$159,368

Funds From Operations ("FFO"), Adjusted FFO and Funds Available for Distribution ("FAD") are non-GAAP financial measures.  For purposes of the Securities and Exchange Commission's Regulation G, a non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position or cash flows that exclude amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or include amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented.  As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America.  Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.
The Company calculates and reports FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts ("NAREIT"), and consequently, FFO is defined as net income (computed in accordance with GAAP), adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures.  Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.  The Company believes that FFO, Adjusted FFO and FAD are important supplemental measures of its operating performance.  Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions.  The term FFO was designed by the real estate industry to address this issue.  FFO described herein is not necessarily comparable to FFO of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.
Adjusted FFO is calculated as FFO excluding the impact of non-cash stock-based compensation and certain revenue and expense items identified above. FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent. The Company believes these measures provide an enhanced measure of the operating performance of the Company's core portfolio as a REIT. The Company's computation of Adjusted FFO and FAD are not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.
The Company uses these non-GAAP measures among the criteria to measure the operating performance of its business.  The Company also uses Adjusted FFO among the performance metrics for performance-based compensation of officers. The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other REITs.  The Company offers these measures to assist the users of its financial statements in analyzing its operating performance and not as measures of liquidity or cash flow. These non-GAAP measures are not measures of financial performance under GAAP and should not be considered as measures of liquidity, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP.  Investors and potential investors in the Company's securities should not rely on these non-GAAP measures as substitutes for any GAAP measure, including net income.

The following tables present selected portfolio information, including operator and geographic concentrations, and revenue maturities for the period ended March 31, 2018:
	As of March 31, 2018			As of March 31, 2018
Balance Sheet Data	Total # of Properties	Total Investment ($000's)	% of Investment	# of Operating Properties (1)	# of Operating Beds (1)
Real Estate Investments	850	$7,611,038	88%	873	86,622
Direct Financing Leases	41	364,932	4%	41	4,264
Mortgage Notes Receivable	49	653,319	8%	49	5,314
	940	$8,629,289	100%	963	96,200
Assets held for sale	33	143,419
Total Investments	973	$8,772,708

Investment Data	Total # of Properties	Total Investment ($000's)	% of Investment	# of Operating Properties(1)	# of Operating Beds (1)	Investment per Bed ($000's)
Skilled Nursing Facilities/Transitional Care	809	$7,135,981	83%	836	88,363	$81
Senior Housing (2)	131	1,493,308	17%	127	7,837	$191
	940	$8,629,289	100%	963	96,200	$90
Assets held for sale	33	143,419
Total Investments	973	$8,772,708
(1) (1) Excludes facilities which are non-operating, closed and/or not currently providing patient services. (2) Includes ALFs, memory care and independent living facilities.

Revenue Composition ($000's)

Revenue by Investment Type	Three Months Ended
	March 31, 2018
Rental Property	$193,949	88%
Direct Financing Leases	613	0%
Mortgage Notes	16,579	8%
Other Investment Income and Miscellaneous Income - net	9,058	4%
	$220,199	100%

Revenue by Facility Type	Three Months Ended
	March 31, 2018
Skilled Nursing Facilities/Transitional Care	$182,253	83%
Senior Housing	28,888	13%
Other	9,058	4%
	$220,199	100%

Rent/Interest Concentration by Operator ($000's)	# of Properties (1)	Total Annualized Contractual Rent/Interest (1)(2)	% of Total Annualized Contractual Rent/Interest
Ciena Healthcare	70	$86,895	10.9%
CommuniCare Health Services, Inc.	48	61,736	7.7%
Genesis Healthcare	50	57,236	7.2%
Signature Holdings II, LLC	60	56,706	7.1%
Saber Health Group	45	42,229	5.3%
Health & Hospital Corporation	44	35,234	4.4%
Guardian LTC Management Inc.	32	30,664	3.8%
Maplewood Real Estate Holdings, LLC	14	30,057	3.8%
Diversicare Healthcare Services	35	28,822	3.6%
Daybreak Venture, LLC.	54	27,864	3.5%
Remaining Operators (3)	453	341,252	42.7%
	905	$798,695	100.0%

(1)  (1) Excludes facilities which are non-operating, closed and/or not currently providing patient services.
(2) 1Q 2018 contractual rent/interest annualized; includes mezzanine and term loan interest.
(3)  (3) Excludes Orianna and Preferred Care facilities due to their bankruptcy status: all facilities of these 2 operators are expected to be transitioned or sold.

Geographic Concentration by Investment ($000's)	Total # of Properties (1)	Total Investment (1)	% of Total Investment
Florida	95	$815,486	9.4%
Texas	113	809,597	9.4%
Ohio	68	669,955	7.8%
Michigan	49	632,752	7.3%
Indiana	65	583,112	6.8%
California	54	497,853	5.8%
Pennsylvania	43	463,630	5.4%
Tennessee	40	331,218	3.8%
Virginia	18	283,370	3.3%
North Carolina	33	273,028	3.2%
Remaining 31 states (2)	307	2,836,780	32.8%
	885	8,196,781	95.0%
United Kingdom	55	432,508	5.0%
	940	$8,629,289	100.0%
(1) Excludes 33 properties with total investment of $143.4 million classified as assets held for sale. (2) # of states and Total Investment includes New York City 2nd Avenue development project.

Rent and Loan Maturities ($000's)		As of March 31, 2018
Operating Lease Expirations & Loan Maturities	Year	2018 Lease Rent	2018 Interest	2018 Lease and Interest Rent	%
2018		$8,607	$1,423	$10,030	1.3%
2019		3,259	-	3,259	0.4%
2020		5,681	3,353	9,034	1.1%
2021		6,210	935	7,145	0.9%
2022		38,988	2,879	41,867	5.2%
2023		36,062	-	36,092	4.5%

Notes: Based on annualized 1st quarter 2018 contractual rent and interest.
Excludes Preferred Care's contractual revenue of approximately $11.0 million expiring in 2022 due to its bankruptcy status.

The following tables present operator revenue mix, census and coverage data based on information provided by our operators as of December 31, 2017:

Operator Revenue Mix(1)	As of December 31, 2017
	Medicaid	Medicare / Insurance	Private / Other

Three-months ended December 31, 2017	52.9%	34.6%	12.5%
Three-months ended September 30, 2017	52.9%	34.7%	12.4%
Three-months ended June 30, 2017	51.9%	35.9%	12.2%
Three-months ended March 31, 2017	51.0%	37.3%	11.7%
Three-months ended December 31, 2016	52.6%	35.8%	11.6%

(1) Excludes all facilities considered non-core.

Operator Census and Coverage (1)		Coverage Data
	Occupancy (2)	Before Management Fees		After Management Fees

Twelve-months ended December 31, 2017	82.3%	1.71	x	1.34	x
Twelve-months ended September 30, 2017	82.2%	1.72	x	1.35	x
Twelve-months ended June 30, 2017	82.4%	1.71	x	1.34	x
Twelve-months ended March 31, 2017	82.5%	1.69	x	1.33	x
Twelve-months ended December 31, 2016	82.2%	1.69	x	1.33	x

(1) Excludes all facilities considered non-core. (2) Based on available (operating) beds.

The following table presents a debt maturity schedule as of March 31, 2018:
Debt Maturities ($000's)	Secured Debt	Unsecured Debt
Year	HUD Mortgages (1)	Line of Credit and Term Loans (2)(3)	Senior Notes/Other (4)	Sub Notes (5)	Total Debt Maturities
2018	-	-	-	-	-
2019	-	-	-	-	-
2020	-	-	-	-	-
2021	-	1,250,000	-	20,000	1,270,000
2022	-	915,180	-	-	915,180
2023	-	-	700,000	-	700,000
Thereafter	53,338	-	2,650,000	-	2,703,338
	$53,338	$2,165,180	$3,350,000	$20,000	$5,588,518

(1) Mortgages guaranteed by HUD (excluding net deferred financing costs of $0.6 million).
(2) Reflected at 100% borrowing capacity.
(3) $1.25 billion line of credit excludes a $700 million accordion feature and $5.2 million net deferred financing costs. The $915 million is comprised of a: $425 million US Dollar term loan, £100 million term loan (equivalent to $140 million in US dollars), $100 million term loan to Omega's operating partnership and $250 million term loan (excludes $5.2 million net deferred financing costs related to the term loans) assuming the exercise of existing extension rights.
(4) Excludes net discounts, deferred financing costs and a $1.5 million promissory note.
(5) Excludes $0.3 million of fair market valuation adjustments.

The following table presents investment activity for the three month period ended March 31, 2018:

Investment Activity ($000's)	Three Months Ended
	March 31, 2018
Funding by Investment Type	$ Amount	%
Real Property	$29,672	43.9%
Construction-in-Progress	19,485	28.8%
Capital Expenditures	18,462	27.3%
Investment in Direct Financing Leases	15	0.0%
Total	$67,634	100.0%